CALDOLOR® LAUNCHED IN AUSTRALIA
FOR TREATMENT OF PAIN AND FEVER
New injectable formulation of ibuprofen for Australia
Caldolor offers effective pain control while reducing narcotic use

Nashville, Tenn, November 23, 2015 - Cumberland Pharmaceuticals (NASDAQ: CPIX) announced today the launch of Caldolor® in Australia. Caldolor is an intravenous formulation of ibuprofen, approved by Therapeutic Goods Administration (TGA) in Australia as a new injectable, non-narcotic treatment for pain and reduction of fever in adults. It is designed primarily for patients in the hospital setting, who cannot tolerate oral medications. Caldolor is distributed in Australia by Seqirus™, a part of the CSL Group, under license from Cumberland Pharmaceuticals Inc. who developed and registered the product in the United States.
Ibuprofen is a non-steroidal anti-inflammatory drug (NSAID) that possesses three therapeutic properties; anti-inflammatory, analgesic, and antipyretic action. NSAIDs may be used as the sole method of treatment for mild-moderate pain, and for severe pain are often used in combination with opioids. Uncontrolled inflammation may contribute to hypersensitivity and lead to acute post-operative pain. Pre-empting this response with a NSAID may reduce the need for continued post-operative opioid analgesics and improve recovery through reduction in opioid related side effects, such as nausea, vomiting and constipation.
“We recognize that improving access to additional pharmacological options for post-operative pain is very important to Australian healthcare professionals and patients,” said Seqirus’ Vice President of Asia Pacific Commercial Operations, Dr Lorna Meldrum. “Caldolor is an important addition to Seqirus’ growing product range and further strengthens our pain portfolio of in-licensed medicines in Australia.”
"We are delighted to work with our partner Seqirus to bring Caldolor into Australia, offering a new level of patient care as ibuprofen advances to IV," said A.J. Kazimi, Cumberland’s Chief Executive Officer. "We have worked diligently with Seqirus to prepare for the introduction of Caldolor which has been widely available in the United States with over one million doses sold since its launch in this country.”
"The introduction of IV ibuprofen (Caldolor) should allow anesthesiologists to achieve improved pain control with less opioid analgesic medication, thereby improving patient satisfaction," said Dr. Daniel Sajewski, M.D., Anesthesiologist and Director of Pain Management at St. Francis Hospital, New York, N.Y., and a keynote speaker at the International Anesthesiology Congress and Australian Society of Anesthetists Congress held earlier this year.
Dr Gavin Pattullo, Senior Staff Anesthetist and Director of Acute Pain Service, Royal North Shore Hospital, welcomes the launch of Caldolor in Australia “Pain with movement in our nil-by-mouth patients has for a long time been undertreated. The availability of Caldolor now provides another clinically useful option.”

About Caldolor
Caldolor is indicated for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, and for the reduction of fever in adults. In the USA it is the first FDA approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticaria, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, visit www.caldolor.com.
About Seqirus a CSL Company
In Australia and New Zealand, Seqirus markets a comprehensive range of vaccines and pharmaceutical products and manufactures seasonal and pandemic influenza vaccine for global markets. Seqirus also produces products of national significance for Australia, including antivenoms and Q-Fever vaccine, and supplies diagnostic reagents in the Australasia region. Seqirus cold-chain logistics business provides services for CSL products, as well as commercial and government customers across Australia.
Seqirus is part of the CSL Group which is headquartered in Melbourne Australia. The CSL Group also includes CSL Behring and CSL Plasma., and has major facilities in Australia, the UK, Germany, Switzerland and the USA, with over 15,000 employees working in more than 30 countries.
Find more information at www.Seqirus.com.au
About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s five marketed products include Acetadote® (acetylcysteine) injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) injection, for the treatment of pain and fever, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. Pylori infection and duodenal ulcer disease. Cumberland is developing Hepatoren® (ifetroban) Injection for the treatment of Hepatorenal Syndrome and Boxaban® (ifetroban) Oral Capsule for the treatment of Aspirin-Exacerbated Respiratory Disease. Cumberland is dedicated to providing innovative products that improve quality of care for patients.
For more information on Cumberland’s approved products, including full prescribing information, please visit the individual product websites, links to which can be found on the Company’s website www.cumberlandpharma.com.
Important Note Regarding Forward Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company’s most recent Form 10-K and subsequent 10-Q’s as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

SOURCE: Seqirus and Cumberland Pharmaceuticals Inc.
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Contact Details
Seqirus
Media Contact
Sharon McHale
Head of Public Affairs
Phone: +61.3.9389.3425 or +61.409.978.314

Cumberland Pharmaceuticals
Investor Contact:
Erin Smith
Cumberland Pharmaceuticals
Phone: +1 615-255-0068
investors@cumberlandpharma.com

Media Contact:
Rebecca Kirkham
Lovell Communications
Phone: +1 615-297-7766
rebecca@lovell.com